Exhibit 5.1

December 22, 2017

Galmed Pharmaceuticals Ltd.

16 Ze’ev Tiomkin Street

Tel Aviv 6578317

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Galmed Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the At-The-Market Equity Offering Sales Agreement, dated as of December 22, 2017 (the “Sales Agreement”), entered into by and between the Company and Stifel, Nicolaus & Company, Incorporated (the “Agent”) pursuant to which the Company has agreed to offer and sell ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) having an aggregate offering price of up to $35.0 million. The Ordinary Shares will be issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-203133) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained therein, and the prospectus supplement dated December 22, 2017, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement”, together with the base prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons. We have also assumed that (i) prior to the issuance of any of Ordinary Shares under the Sales Agreement, the price, number of Ordinary Shares and certain other terms of issuance with respect to any specific Placement Notice delivered under the Sales Agreement will be authorized and approved by the Company’s board of directors or a pricing committee of the Company’s board of directors in accordance with Israeli law (the “Corporate Proceedings”) and (ii) upon the issuance of any Ordinary Shares, the total number of Ordinary Shares issued and outstanding will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its Amended and Restated Articles of Association.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Based upon the foregoing and in reliance thereon, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific Placement Notice, we are of the opinion that the Ordinary Shares to be offered and sold under the Sales Agreement have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report on Form 6-K dated December 22, 2017, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal

Meitar Liquornik Geva Leshem Tal